Exhibit (p)(7)

Brandywine Global Investment Management, LLC

CODE OF ETHICS

February 2014

I.          Introduction                                                                                                                          1

                        A.        Individuals Covered by the Code                                                                    1

                        B.         Other Codes of Ethics                                                                                                1

                        C.         Standards of Business Conduct                                                                       1

II.        Effecting Personal Securities Transactions                                                                                  2

                        A.        Prohibited Securities Transactions                                                                  2

                        B.         Holdings Periods                                                                                             3

                        C.         Pre-Clearance Requirements                                                                           3

                        D.        Exceptions to Pre-Clearance Requirements                                                    4

                        E.        Special Rules Governing Transaction in Reportable Funds                             6

III.       Acknowledgement, Disclosure of Accounts and

Reporting Holdings and Transactions                                                                              6

                        A.        Acknowledgment of Receipt of Annual Certification                                      6

                        B.         Disclosure of Accounts                                                                                   6

                        C.         New Disclosable Accounts                                                                             7

                        D.        Holdings and Transaction Reports                                                                  7

                        E.        Exceptions to the Reporting Requirements                                                     8

IV.       Code Administration and Enforcement                                                                           8

                        A.        Duty to Report Code Violations                                                                      8

                        B.         Exceptions to the Code                                                                                   8

                        C.         Sanctions                                                                                                         9

                        D.        Availability of Reports                                                                                                9

V.        Definitions                                                                                                                            9

Appendix A -   Personal Securities Transaction Request Form                                               A-1

Appendix B -   IPO Pre-Approval Form                                                                                 B-1

Appendix C -   Private Placement Pre-Approval Form                                                                        C-1

Appendix D -   BGIM Private Fund Pre-Approval Form                                                         D-1

Appendix E -   Acknowledgement of Receipt of Code of Ethics

                        and Annual Certification                                                                                 E-1

Appendix F -   Account Change Form                                                                                                F-1

I.          Introduction

A.        Individuals Covered by the Code.  This Code of Ethics (“Code”)[1] applies to all Brandywine Global Investment Management, LLC (“BGIM”) employees, officers and directors, as well as anyone else specifically designated and notified by the BGIM Chief Compliance Officer (“CCO”).  All persons covered by the Code are referred to herein as “Access Persons”.  Temporary staff, consultants and interns, as well as foreign subsidiary employees, will be reviewed on a case-by-case basis by the CCO to determine whether or not they will be deemed Access Persons.

B.         Other Codes of Ethics.  Members of the BGIM board of managers or other individuals who are Access Persons under the Code, but are employed principally by Legg Mason & Co., LLC (“LM&Co.”), are subject to the LM&Co. Code of Ethics. Legg Mason shall be responsible for monitoring adherence to the LM&Co. Code.

C.         Standards of Business Conduct.  This Code is based on the principle that BGIM owes a fiduciary duty to its clients, and that all Access Persons must therefore avoid activities, interests and relationships that may (i) present a conflict of interest, or the appearance of a conflict of interest, with BGIM’s clients, or (ii) otherwise interfere with BGIM’s ability to make decisions in the best interests of any of its clients.  In particular, Access Persons must at all times comply with the following standards of business conduct:

            1.         Compliance with Applicable Law.  Access Persons must understand and comply with their obligations under “Federal Securities Laws”.  Each Access Person is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of BGIM.

            2.         Clients Come First.  Access Persons must scrupulously avoid serving their personal interests ahead of the interests of clients.  For example, an Access Person may not induce or cause a client to take action, or not take action, for the Access Person’s personal benefit at the expense of a client’s best interest.

            3.         Avoiding Taking Advantage.  Access Persons may not use their knowledge of BGIM’s investment activities or client portfolio holdings to profit from the market effect of such activities or to engage in short-term or other abusive trading in a “Reportable Fund”.  (The list of Reportable Funds is available on the Compliance intranet site).

            4.         Avoid Other Inappropriate Relationships or Activities.  Access Persons should avoid relationships or activities that could call into question the Access Person’s ability to exercise independent judgment in the best interests of BGIM’s clients.

            5.         Investment Opportunities.  Access Persons must offer any appropriate investment opportunities to the Firm’s clients before they may take personal advantage of such opportunities.

            6.         Avoid Undue Influence.  Access Persons should not cause or attempt to cause client accounts to purchase, sell, or hold an investment in a manner calculated to create personal benefit to the Access Person.

            7.         Observe the Spirit of the Code.  Doubtful situations should be resolved in favor of BGIM’s clients.  Technical compliance with the Code will not automatically insulate from scrutiny any personal securities transaction or other course of conduct that might indicate an abuse of these governing principles.

II.        Effecting Personal Securities Transactions

A.        Prohibited Securities Transactions.  Access Persons are subject to the following restrictions on their personal trading activity.

1.                  Inside Information.  Access Persons are prohibited from engaging in any transaction in a “Security” (or an “Equivalent Security”) at a time when the Access Person is in possession of material non-public information regarding the Security or the issuer of the Security.  (A copy of the “Non-Public Information” policy addressing the procedures to follow when a BGIM employee may be in possession of such information can be found in the BGIM Compliance Policies and Procedures Manual available on the Compliance intranet site).

2.                  Knowledge.  Access Persons are prohibited from engaging in any transaction in a Security (or an Equivalent Security) at a time when the Access Person has knowledge that BGIM has a pending order for, or is considering the purchase or sale of, the Security.

            3.         Pre-Clearance Required.  Access Persons are prohibited from engaging in any “Securities Transaction” without obtaining the appropriate pre-clearance as set forth in this Code (unless the transaction is subject to an exemption from pre-clearance as set forth in this Code).

            4.         Seven-Day Blackout.  Access Persons are prohibited from engaging in any transaction in a Security (or an Equivalent Security) that requires pre-clearance within the seven calendar days prior to or following a purchase or sale of the same Security (or an Equivalent Security) in a client account.

            5.         Use of Preferred Brokers.  Any new account in which a Securities Transaction can be effectuated must be opened at a “Preferred Broker”.  Any Access Person who maintains an account at a financial institution other than one of BGIM’s Preferred Brokers is prohibited from engaging in more than 12 Securities Transactions per quarter.  (A list of BGIM’s Preferred Brokers is available on the Compliance intranet site).

            6.         Commodities and Futures Transactions.  Access Persons effectuating commodities and futures transactions must do so through Interactive Brokers as this Preferred Broker has the ability to provide an automated feed for commodities and futures transactions.

            7.         Legg Mason, Inc. Stock.  Access Persons are prohibited from engaging in any transaction in Legg Mason (NYSE: LM) securities that is not in compliance with the “Legg Mason, Inc. Policies and Procedures Regarding Acquisitions and Dispositions of Legg Mason Securities.”  (A copy of this policy is available on the Compliance intranet site).

B.         Holdings Periods.  Access Persons are subject to the following limitations:

1.                  Any Reportable Fund, including closed-end funds, must be held for at least 60 calendar days.

2.                  Any ETF, option on an ETF, or Securities Transaction involving futures on (i) commodities, (ii) indices, (iii) currencies, (iv) bonds, and (iv) interest rates must be held for at least 7 calendar days unless selling at a loss.

3.                  There is no holdings period for transactions in money market funds.

4.                  Any Security not specifically referenced above must be held for at least 30 calendar days unless selling at a loss.

C.         Pre-Clearance Requirements

            1.         Protegent PTA Pre-Clearance.  All Access Persons must submit Securities Transaction pre-clearance requests through the “Protegent PTA” system.  In the event that an Access Person is unable to access the Protegent PTA system, or the Protegent PTA system is otherwise unable to accommodate the pre-clearance request, requests for such pre-clearance shall be submitted to the CCO or designee on the “Personal Securities Transaction Request Form” (See Appendix A).

            2.         Transactions Requiring Special Pre-Clearance.  Access Persons are prohibited from engaging in the following types of transactions withoutprior written approval.

a.         Initial Public Offering (“IPO”).  Access Persons are prohibited from acquiring a “Beneficial Interest” in a Security through an IPO without the prior written approval of the Investment Committee and the Compliance Committee.  Requests for such approval shall be submitted to the CCO on the “IPO Pre-Approval Form” (See Appendix B).

b.         Private Placement.  Access Persons are prohibited from acquiring a Beneficial Interest in a Security through a “Private Placement” without the prior written approval of the Investment Committee and the Compliance Committee.  Requests for such approval shall be submitted to the CCO on the “Private Placement Pre-Approval Form” (See Appendix C).

                        c.         BGIM Commingled Vehicles and Hedge Funds.  Access Persons are prohibited from acquiring a Beneficial Interest in a commingled vehicle, hedge fund or other privately offered fund managed by BGIM without the prior written approval of the Investment Committee and the Compliance Committee.  Requests for such approval shall be submitted to the CCO on the “BGIM Private Fund Pre-Approval Form” (See Appendix D).

            3.         Length of Pre-Clearance Approval.

                        a.         Authorization for a Securities Transaction is effective until the earliest of: (i) its revocation by the CCO or designee, (ii) the moment the Access Person learns that the information provided pursuant to the pre-clearance request is not accurate, or (iii) the close of business on the trading day on which the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on that same Monday).

                        b.         If the order for a Securities Transaction is not placed within that period, a new pre-clearance request must be approved before the Securities Transaction can be placed.

                        c.         If the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order or “good ‘til cancelled” order), it is the responsibility of the Access Person to obtain a new pre-clearance approval.

            4.         De Minimis Transactions.  Pre-clearance will generally be granted for a Securities Transaction (or series of Securities Transactions) that involves 1,000 shares or less of an equity security executed over a 30-day period if the issuer of the Security has a market capitalization of $5 billion or more.  Under no circumstances may an Access Person enter into a Securities Transaction, even if de minimis as defined herein, if: (i) the Access Person is in possession of material non-public information regarding the Security or the issuer of the Security; (ii) the Access Person knows that BGIM is or may be considering a purchase or sale of such Security (or an Equivalent Security) on behalf of a client; (iii) the Access Person knows that BGIM is in the process of acquiring or selling that Security (or an Equivalent Security) on behalf of a client; or (iv) the transaction would violate the prohibition on short-term trading set forth above in Section II.A.6.

            5.         No Explanation Required for Refusals.  An Access Person is not required to receive an explanation for a refusal to authorize any Securities Transaction.

D.        Exceptions to Pre-Clearance Requirements.  Notwithstanding the foregoing, the following types of Securities Transactions are exempt from pre-clearance:

1.      Open-EndMutual Funds and ETFs.  Any purchase or sale of a Security issued by any registered open-end investment company (including a college savings plan established under Section 529(a) of the Internal Revenue Code known as a “Section 529 Plan”), shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated U.S. open-end funds, or any exchange-traded fund that invests in a broad-based index or sector.  (While exempt from pre-clearance, however, transactions in Reportable Funds are subject to trading restrictions and must be reported, as set forth below).

2.      Closed-End Mutual Funds.  Any Securities Transaction involving closed end mutual funds unless it is advised or sub-advised by BGIM.

3.      Certain Commodities and Futures Transactions:  Any Securities Transaction involving futures on (i) commodities, (ii) indices; (iii) the following currencies:  Australian dollar, British pound sterling, Canadian dollar, Danish krone, Euro, Japanese yen, New Zealand dollar, Norwegian krone, Swedish krona, Swiss franc, United States dollar; or (iv) interest rates and bonds issued by the following countries:  Belgium, Canada, France, Germany, Italy, Japan, Netherlands, Sweden, Switzerland, United Kingdom and the United States.

3.   No Knowledge Transactions.  Securities Transactions in which the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed).

4.   Certain Corporate Actions.  Securities Transactions pursuant to the following types of corporate actions:

a.         Any acquisition of a Security through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of the Security.

b.         Any acquisition of a Security through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue.

c.         Any disposition of a Security through a tender offer, mandatory call or other corporate action equally available to all holders of such Security (or class of Security).

            5.         Automatic Investment Plans. Any Securities Transaction pursuant to an “Automatic Investment Plan”, except where such Plan has been overridden.  For example, automatic purchases in an employee stock purchase plan do not require pre-clearance; however, sales of shares from an employee stock purchase plan do require pre-clearance as the instruction is an override of the plan by the Access Person.

            6.         Involuntary Options-Related Activity.  Any acquisition or disposition of an underlying Security in connection with an option-related transaction that has previously received pre-clearance.  For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the pre-clearance requirements and trading restrictions of this Code are not applicable to the sale of the underlying Security.

            7.         Options on Broad-Based Indices or ETFs.  Any Securities Transaction involving options on broad-based indices or ETFs.

            8.         Other Exempt Transactions. Any Securities Transaction involving direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

E.        Special Rules Governing Transaction in Reportable Funds

            1.         Market Timing in Reportable Funds.  Access Persons are prohibited from using knowledge of the portfolio holdings of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Reportable Fund that may conflict with the best interests of the fund or its shareholders.

            2.         Exemptions.  The following Securities Transactions involving Reportable Funds are exempt from the sixty-day holding period as set forth in Section II.A.6:

                        a.         Money Market Funds. Securities Transactions in any Reportable Funds that are money market funds.

                        b.         No Knowledge.  Securities Transactions in any Reportable Funds where the Access Person has no knowledge of the transaction before it is completed (for example, transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in which the Access Person is neither consulted nor advised of the transaction before it is executed).

                        c.         Automatic Investment Plans.  Securities Transactions in Reportable Funds pursuant to an Automatic Investment Plan, except where such Plan has been overridden.

III.       Acknowledgement, Disclosure of Accounts and Reporting of Holdings and Transactions

A.        Acknowledgment of Receipt and Annual Certification.  Within 10 calendar days of becoming an Access Person under this Code, each Access Person shall acknowledge that he or she has received and reviewed a copy of the Code.  In addition, each Access Person shall acknowledge on such certification that he or she has received a copy and will abide by the terms of the current Compliance Policies and Procedures Manual (the “Manual”).  Such acknowledgment, and other reportable information, shall be provided on the “Acknowledgment of Receipt of Code of Ethics and Annual Certification” (See Appendix E).  Thereafter, no less frequently than annually, each Access Person shall give the same acknowledgement and certify that he or she has complied with all applicable provisions of the Code and will abide by the terms of the Manual.  Such acknowledgement, and other reportable information, shall be provided through the Protegent PTA system.

B.         Disclosure of Accounts.  Within 10 calendar days of becoming an Access Person under this Code, each Access Person must disclose the existence of each account in which Securities Transactions can be effectuated and in which the Access Person has a Beneficial Interest (each a “Disclosable Account”).  By way of example, Disclosable Accounts include, but are not limited to:

            1.         brokerage accounts held at a Preferred Broker;

            2.         brokerage accounts held at a non-Preferred Broker;

            3.         employee stock purchase plan accounts for the purchase of Legg Mason (or other) securities (e.g., former employers or spouse’s employer);

            4.         individual retirement accounts (“IRA”);

            5.         401(k) or 403(b) accounts (e.g., current 401(k), former employer 401(k), spouse’s 401(k));

            6.         Automatic Investment Plan accounts;

            7.         Section 529 Plan accounts;

            8.         accounts managed by a discretionary investment manager, in which the Access Person is neither consulted nor advised of transactions before execution (“Managed Account”);

            9.         accounts that hold only non-Reportable Funds and in which no other type of Security may be held (“Mutual Fund-Only Account”);

            10.       accounts for the exercise of Legg Mason (or other) stock options;

            11.       any of the foregoing accounts held by an “Immediate Family” member living in the same household as the Access Person.

C.         New Disclosable Accounts.  An Access Person wishing to open a new Disclosable Account must provide the CCO the information requested on the “Account Change Form” (See Appendix F).

D.        Holdings and Transaction Reports

            1.         Initial and Annual Holdings Reports.  Within 10 calendar days of becoming an Access Person, and annually thereafter, each Access Person must supply the CCO with a list of all Securities in which the Access Person has a Beneficial Interest (“Holdings Report”).  This obligation may be satisfied by providing to the CCO a copy of an account statement from each account.  The information in the Holdings Report must be current as of a date not more than 45 days prior to the individual's becoming an Access Person or, for annual reports, not more than 45 days prior to the date the annual Holdings Report is submitted.

            2.         Quarterly Transaction Reports.  Access Persons must report all Securities Transactions to the CCO on a quarterly basis.  In order to satisfy this obligation, an Access Person may either:  (i) maintain his or her accounts at a Preferred Broker; (ii) arrange for the delivery of duplicate copies of confirmations and periodic account statements directly to the Compliance Department; or (iii) for Securities Transactions that do not otherwise appear on an account statement, report the Securities Transaction to the CCO within 15 days after the end of the calendar quarter in which the transaction took place.

E.        Exceptions to the Reporting Requirements.  Notwithstanding the obligation to report all Securities Transactions to the CCO on a quarterly basis, Access Persons are not required to provide duplicate copies of confirmations and periodic account statements, and need not report individual Securities Transactions, for the following types of accounts.  However, the existence of such accounts must be disclosed in accordance with Section III.A., above, and copies of statements must be made available for review at the specific request of the CCO.

            1.         accounts held at a Preferred Broker;

2.            Legg Mason employee stock purchase plan accounts;

            3.         Legg Mason stock option accounts held at Merrill Lynch;

            4.         Brandywine 401(k) accounts;

            5.         other 401(k), 403(b) and Section 529 accounts if these accounts can only hold Mutual Funds that are not Reportable Funds;

            6.         Automatic Investment Plan accounts;

            7.         Managed Accounts; and

            8.         Mutual Fund-Only Accounts.

IV.       Code Administration and Enforcement

A.        Duty to Report Code Violations.  It is the responsibility of all Access Persons to report promptly any suspected or actual violation of this Code to the CCO, the Compliance Committee or any member of the Compliance Committee.  Such reports may be oral or in writing, need not be signed and may be anonymous.  BGIM will not retaliate or allow its Access Persons to retaliate against any Access Person who, in good faith, reports a suspected violation of the Code.

B.         Exceptions to the Code.  Unless otherwise noted herein, exceptions to the limitations set forth in this Code may only be granted by the CCO in such circumstances as the CCO concludes are appropriate and pursuant to such conditions as the CCO determines are necessary.  Such exceptions will only be granted if the CCO, in the CCO’s sole discretion, concludes that the contemplated action does not pose a material conflict of interest of the nature sought to be mitigated or eliminated by this Code.  Without limiting the generality of the foregoing, the CCO will review each trade restricted by the seven-day blackout period set forth in Section II.A.4 above and make a determination as to whether to grant a waiver from the seven-day restriction for such trade based on the standards set forth in this Section IV.B.

C.         Sanctions.  The Compliance Committee may impose sanctions or take other action against an Access Person who violates this Code.  Possible sanctions or actions may include, but are not limited to, verbal warning, letter of reprimand, suspension of personal trading privileges, reversal of or forfeiture of profits from an improper Securities Transaction, fine, suspension of employment (with or without pay), civil referral to the Securities and Exchange Commission, criminal referral or termination of employment.  In the event that the Compliance Committee requires forfeiture of profits from an improper Securities Transaction, the Compliance Committee shall compute the amount of any profit to be forfeited and may require donation of the forfeited amount to a charitable organization of the Compliance Committee's choosing.  Such donations shall not result in any net tax benefit to the Access Person.

D.        Availability of Reports.  All information supplied pursuant to this Code may be made available for inspection to:  (a) the Compliance Department, (b) the Compliance Committee, (c) the Access Person's department manager, (d) the BGIM Board of Managers, (e) the Legg Mason Legal and Compliance Department, (f) the chief compliance officer or board of directors of any Reportable Fund, (g) any attorney or agent of the foregoing or of a Reportable Fund, (h) any party to which any investigation is referred by any of the foregoing, (i) the Securities and Exchange Commission, (j) any self-regulatory organization governing the activity involved, (k) any state regulatory authority, or (l) any federal or state criminal authority.

V.  Definitions

When used in the Code, the following terms have the meanings set forth below:

            “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

            “Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Security.

            An Access Person is deemed to have a Beneficial Interest in the following:

                        1.         any Security owned individually by the Access Person;

                        2.         any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

                        3.         any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

                                    a.   the Security is held in an account over which the Access Person has decision making authority or otherwise influences and controls (for example, the Access Person acts as trustee, executor, or guardian); or

                                    b.   the Security is held in an account for which the Access Person acts as a broker or investment adviser representative.

An Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person.

            “Equivalent Security”means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or Security otherwise convertible into that Security.  Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

            “Federal Securities Laws”means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to BGIM and any Reportable Funds, and any rule adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

            “Immediate Family”of an Access Person means any of the following persons:

                        child                            grandparent           son-in-law

                        stepchild                      spouse                   daughter-in-law

                        grandchild                    sibling                    brother-in-law

                        parent                          mother-in-law        sister-in-law

                        stepparent                    father-in-law

            Immediate Family includes other relationships (whether or not recognized by law) that the BGIM Compliance Department determines could lead to the potential conflicts of interest, diversions of corporate opportunity or appearances of impropriety, which this Code is intended to prevent.

            “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

            “Preferred Broker” means a broker/dealer that provides an automated, electronic feed of Access Person Securities Transaction information directly into Protegent PTA.

            “Private Placement”means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rules 504, 505 or 506 of Regulation D thereunder.  For the avoidance of doubt, the term “Private Placement” includes investment in any hedge fund, private equity fund, venture capital fund, limited partnership, limited liability company or other privately offered investment vehicle.

            “Protegent PTA” means the Protegent Personal Trading Assistant, a web browser-based automated personal trading compliance platform used by the Compliance Department to administer this Code.

            “Reportable Fund”means any fund registered under the Investment Company Act that (a) is advised or sub-advised by BGIM, or (b) is advised, sub-advised, or principally underwritten by Legg Mason or any entity controlled or under common control with Legg Mason.  Reportable Funds include, but are not necessarily limited to the Legg Mason Partners Funds, the Legg Mason Funds, the Western Asset Funds and the Royce Funds.

            “Security” means any security as defined by the Investment Advisers Act of 1940, Investment Company Act of 1940 or any other financial or investment instrument, including stocks, treasury stock, notes, bonds, debentures, closed-end funds, open-end funds, offshore funds, exchange traded funds, hedge funds, limited partnership interests, unit investment trust shares, options (including any put, call or straddle), futures, swaps, warrants, investments in commodities or commodities-related instruments, or any derivative instruments.

            “Securities Transaction”means the purchase, sale, redemption or other transaction in a Security in which an Access Person has or acquires a Beneficial Interest.

[1] Unless defined when used, all capitalized terms used in this Code of Ethics are defined in Section V below.